Exhibit 16.1

December 3, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

We have read the statements pertaining to our firm under item 4.01 in the Form 8-K dated December 3, 2021, of Guskin Gold Corp. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with the other statements contained therein.

/s/ Liggett & Webb, P.A.
Liggett & Webb, P.A.
Boynton Beach, Florida